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                                                                      EXHIBIT 11


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                         COMMUNITY FINANCIAL GROUP, INC.

                                                  Year Ended December 31,
                                          --------------------------------------
                                             1996           1995         1994
                                             ----           ----         ----
Income Per Common Share(1)
--------------------------

Net income (in thousands)                 $    2,547    $    2,514    $    2,010
                                          ==========    ==========    ==========

Net income per share                      $     1.15    $     1.14    $      .92
                                          ==========    ==========    ==========

Weighted average common shares
  outstanding                              2,219,834     2,204,254     2,181,909
                                          ==========    ==========    ==========


Income Per Common Share,
------------------------
  Assuming Full Dilution (1)
  --------------------------

Net income (in thousands)                 $    2,547    $    2,514    $    2,010
                                          ==========    ==========    ==========

Net income per share                      $     1.15    $     1.14    $      .92
                                          ==========    ==========    ==========


(1) Net income per share has been computed using the weighted average number of common shares and common share equivalents outstanding during each year presented. Common stock equivalents include stock options. Warrants have not been included in the Company's computation of earnings per share because the market price of the Company's common stock has been less than the exercise price of the warrants since issue. See Note B to the Company's consolidated financial statements included in the Annual Report to Shareholders for the year ended December 31, 1996 incorporated herein by reference.